Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Osprey Technology Acquisition Corp. of our report dated May 12, 2021, relating to the financial statements of BlackSky Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA

May 12, 2021